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Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071

February 3, 2004

Cherokee International Corporation
2841 Dow Avenue
Tustin, California 92780

    Re:
    Cherokee International Corporation
    Registration Statement on Form S-1
    (File No. 333-110723)

Ladies and Gentlemen:

        We have acted as special counsel to Cherokee International Corporation, a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-1 (File No. 333-110723) and all amendments thereto (such registration statement, as so amended, being hereinafter referred to as the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 6,600,000 shares (the "Primary Shares"), and the sale by certain selling stockholders (the "Selling Stockholders") and the Company of up to an aggregate of 990,000 shares subject to an over-allotment option, of the Company's common stock, par value $0.001 per share (the "Common Stock"). Shares of Common Stock to be sold by the Selling Stockholders are hereinafter referred to as the "Secondary Shares."

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following: (i) the Registration Statement; (ii) the form of Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company, as issuer, Credit Suisse First Boston LLC, Lehman Brothers Inc., Stephens Inc. and UBS Securities, LLC, as representatives of the several underwriters named therein (the "Underwriters"), and the Selling Stockholders, filed as an exhibit to the Registration Statement; (iii) a specimen certificate evidencing the Common Stock; (iv) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the "Restated Certificate"); (vi) the By-laws of the Company, as certified by the Secretary of the Company; (vii) resolutions of the Board of Directors of the Company, adopted on November 21, 2003, relating to the issuance and sale of the Primary Shares and related matters; (viii) certain other resolutions of the Board of Directors of the Company; and (ix) certain resolutions of the stockholders of the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions set forth below, we have assumed the due filing of the Restated Certificate with the Secretary of State of the State of

Delaware. In rendering the opinion set forth in paragraph 2 below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Secondary Shares. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

        We do not express any opinion as to any laws other than the Delaware General Corporation Law, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

        Based upon and subject to the foregoing, we are of the opinion that:

        1.     When (i) the Underwriting Agreement has been duly executed and delivered and (ii) certificates representing the Primary Shares have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Primary Shares will have been duly authorized, and the Primary Shares will be validly issued, fully paid and nonassessable.

        2.     The Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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  Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071